SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 20, 2005

1ST CONSTITUTION BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

      (a) Amendment to Articles of Incorporation.

        On January 20, 2005, the Board of Directors of 1st Constitution Bancorp (the “Company”) approved a two-for-one stock split of the Company’s common stock, to be effected in the form of a stock dividend, which is discussed in more detail in Item 8.01 below and incorporated herein by reference. In connection with the stock split, the Certificate of Incorporation of the Company will be amended to increase the number of authorized shares of common stock from 15 million shares to 30 million shares.

        The amendment will become effective on 12:01:01 a.m. on February 28, 2005. The text of the amendment is included as Exhibit 3(i)(A) to this Current Report and is incorporated herein by reference.

Item 8.01.   Other Events.

        Attached and being furnished as Exhibit 99 is a copy of a press release issued by the Company on January 21, 2005 announcing a two-for-one stock split of its common stock, to be effected in the form of a stock dividend. As of result of the stock split, which will be effective on February 28, 2005, each shareholder of record of the Company’s common stock as of the close of business on February 10, 2005 will receive one additional share of Company common stock for each share held as of that date. Additionally, shareholders previously entitled to one right per share under the Company’s shareholder rights plan will be entitled to one-half of a right per share under the plan. The stock split will have the effect of doubling the total number of shares of Company common stock issued and outstanding on the effective date of the split. As of December 31, 2004, there were 1,653,211 shares of common stock outstanding.

Item 9.01.   Financial Statements and Exhibits.

c.	Exhibits.

3(i)(A)	Certificate of Amendment of the Certificate of Incorporation of the Company
99	Press Release dated January 21, 2005 issued by the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2005	1ST CONSTITUTION BANCORP By: /s/ Joseph M. Reardon —————————————— Name: Joseph M. Reardon Title: Senior Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit

3(i)(A)	Certificate of Amendment of the Certificate of Incorporation of the Company
99	Press Release dated January 21, 2005 issued by the Company